UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 2, 2005

CERES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-8483	34-1017531
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

17800 Royalton Road, Cleveland, Ohio 44136
(Address of principal executive offices)

(440) 572-2400
(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement.

     On May 2, 2005, Ceres Group, Inc. and Ceres Administrators, L.L.C., Ceres Health Care, Inc., Continental General Corporation and Western Reserve Administrative Services, Inc., as Subsidiary Guarantors and National City Bank, in its capacity as a lender, agent and successor in interest to the CIT Group/Equipment Financing, Inc. entered into the First Amendment to Credit and Security Agreement, dated as of December 23, 2003, pursuant to which:

•	Ceres and the Subsidiary Guarantors acknowledged that CIT Group had assigned to National City all of its rights, and National City had assumed all of the obligations of CIT Group, under the credit agreement and the term loan B;

•	The term loan B maturity date changed from June 1, 2008 to March 1, 2008;

•	The amortization schedule of the term loan B so that it has quarterly payments of $687,500 (previously $375,000) from June 2005 to March 2006; $375,000 from June 2006 to December 2006; $562,500 from March 2007 to December 2007; and $1,250,000 in March 2008;

•	The “Minimum Consolidated Fixed Charge Coverage Ratio” was revised from 1.15 to 1.00 to 1.50 to 1.00; and

•	The Company’s stock repurchase program of up to $10 million of its currently outstanding common stock was permitted.

Item 2.02 Results of Operations and Financial Condition.

     On May 4, 2005, Ceres Group, Inc. issued a press release (1) reporting earnings for the first quarter of 2005, and (2) announcing the approval of a stock repurchase program of up to $10.0 million of the Company’s outstanding common stock. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Exhibits.

Exhibit 10.49	First Amendment to Credit and Security Agreement, dated May 2, 2005.

Exhibit 99.1	Press Release, dated May 4, 2005, reporting earnings for the first quarter of 2005 and announcing a stock repurchase program.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERES GROUP, INC.

/s/ Kathleen L. Mesel

By: Kathleen L. Mesel Its: Corporate Secretary

Dated: May 6, 2005